Exhibit 10.42

ASSET PURCHASE AGREEMENT

by and between

CASEY’S RETAIL COMPANY

and

CASEY’S MARKETING COMPANY

(collectively as Purchaser)

and

KABREDLO’S, INC., NEBRASKA RETAIL VENTURES, LLC,

OLDERBAK ENTERPRISES NORTH, LLC AND

OLDERBAK ENTERPRISES SOUTH, LLC

(as Seller)

Dated as of this 28th day of October, 2010.

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of October 28, 2010, by and among Casey’s Retail Company and Casey’s Marketing Company (collectively “Purchaser”), both Iowa corporations and Kabredlo’s, Inc., a Nebraska corporation, Nebraska Retail Ventures, L.L.C., a Nebraska limited liability company, Olderbak Enterprises North, LLC, a Nebraska limited liability company, and Olderbak Enterprises South, LLC, a Nebraska limited liability company (collectively the “Seller”), and Michael Olderbak and Mark Olderbak, individually (“Shareholders”).

WITNESSETH

WHEREAS, Seller is engaged in the business of owning and operating convenience stores (the “Stores”) located in Kansas, Nebraska and Oklahoma;

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser the Acquired Assets, as hereinafter defined, upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements herein contained, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

As used in this Agreement, the following terms have the meanings indicated below:

“Accounts” means all accounts and notes receivable, rights to refunds, and deposits of any kind of Seller.

“Acquired Assets” means, with respect to the Locations, the Real Property, the Assigned Contracts, Equipment and Machinery, Files and Records, Intangible Assets, Inventory, assignable Licenses and Permits and all other assets of Seller as of the Closing Date presently situated at, pertaining to or associated with said Locations, of every kind, nature, character, and description, whether real, personal or mixed, whether accrued, contingent or other, whether or not reflected in any financial statement of Seller, but excluding, in any such case, both the Excluded Assets and the Intellectual Property.

“Acquired Seller Assets” means the Acquired Assets not specific to a single Location or Locations, including goodwill and the Non-Competition Agreement.

“Affiliate” means any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Seller or which together with Seller is a member of a controlled group (within the meaning of Code Section 1563(a) determined without regard to Code Sections 1563(a)(4) and 1563(e)(3)(C).)

“Agreement” has the meaning specified in the first paragraph of this Agreement and shall include the Exhibits and Schedules referred to herein which are incorporated herein by reference.

“Assigned Contracts” means those contracts, agreements and arrangements assigned to Purchaser by Seller hereunder and set forth in Schedule 2.05.

“Assumed Liabilities” means the liabilities of Seller set forth on Schedule 2.04.

“Basket” means Two Hundred Thousand Dollars ($200,000.00).

“Business” means the convenience store business of Seller conducted at the Locations, including all ancillary services and products currently sold or provided by Seller in connection therewith.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the State of Iowa.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liabilities Act of 1980, as amended.

“Claim” has the meaning specified in Section 14.01.

“Closing” has the meaning specified in Section 4.01.

“Closing Date” has the meaning specified in Section 4.01.

“COBRA” means Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” has the meaning specified in Section 7.14.

“Confidentiality Agreement” has the meaning specified in Section 9.06.

“DSD Product” means Direct Store Delivery Products as referred to in Section 3.03.

“Employee Benefit Plan” or “Employee Benefit Plans” means Seller’s Benefit Obligations and Seller’s Plans.

“Encumbrances” has the meaning specified in Section 5.01.

“Environmental Test Date” has the meaning specified in Section 6.01(g).

“Environmental Requirements” means all past and present Laws, rules, regulations, ordinances, policies, guidance documents, approvals, plans, authorizations, licenses or permits issued by any government agency, department, commission, board, bureau or instrumentality of the United States, State or political subdivision thereof, and any foreign governmental body and all judicial, administrative, and regulatory decrees, judgments, and orders relating to human health, pollution, or protection of the environment (including ambient air, surface water, ground water, land surface or surface strata), including (i) Laws relating to emissions, discharges, releases, or threatened releases of Hazardous Materials, (ii) Laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Materials, (iii) CERCLA; the Toxic Substances Control Act, as amended; the Hazardous Materials Transportation Act, as amended; RCRA; the Clean Water Act, as amended; the Safe Drinking Water Act, as amended; the Clean Air Act, as amended; the Atomic Energy Act of 1954, as amended; and the Occupational Safety and Health Act, as amended; and (iv) any similar Law.

“Equipment and Machinery” means (i) all the equipment (including car wash equipment), machinery, furniture, fixtures and improvements, shelving, trade fixtures, business machines, pizza ovens, cash registers, refrigeration equipment, tools, tooling, spare parts, supplies, computer hardware and software, and any and all other items of equipment used by Seller in connection with the Business (including all leases of such property), (ii) any rights of Seller to warranties applicable to the foregoing (to the extent assignable), and licenses received from manufacturers and sellers of any such item, and (iii) any related claims, credits, and rights of recovery with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Union Bank & Trust Company of Lincoln, Nebraska.

“Escrow Agreement” means the Escrow Agreement as set forth in Section 3.05, a copy of which is attached here as Exhibit “A”.

“Excluded Assets” has the meaning specified in Section 2.03.

“Extended Representations and Warranties” means the representations and warranties contained in Section 7.01 (Organization: Power), 7.02 (Authorization and Validity of Agreement), 7.03 (No Conflict or Violation), 7.04 (Consents and Approvals), 7.07 (Tax Matters), 7.08 (Absence of Undisclosed Liabilities), 7.16 (Compliance with Law), 7.18 (Title to the Acquired Assets and Related Matters), and 7.21 (All Material Information).

“Files and Records” means all files and records of Seller relating to the Business and the Locations, whether in hard copy or magnetic or other format including customer and supplier records, equipment maintenance records, equipment warranty information, specifications and drawings, sales and advertising material, computer software and records relating to employees to be employed by Purchaser following the Closing.

“Governmental Entity” means any court, government agency, department, commission, board, bureau or instrumentality of the United States, any local, county, state, federal or political subdivision thereof, or any foreign governmental body of any kind.

“Hazardous Materials” means (i) any substance that is defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” pollutant, or contaminant under any Environmental Requirements, including CERCLA; the Superfund Amendments and Reauthorization Act, as amended; RCRA; and any analogous and applicable Law; (ii) petroleum (including crude oil and any fraction thereof); and (iii) any natural or synthetic gas (whether in liquid or gaseous state).

“Indemnified Party” has the meaning specified in Section 14.03.

“Indemnifying Party” has the meaning specified in Section 14.03.

“Independent Appraiser” shall have the meaning set forth in Section 3.02.

“Intangible Assets” means all intangible personal property rights of Seller, including without limitation, goodwill, customer lists and information, and all of Seller’s contract rights pertaining to or appurtenant to a specific Location but excluding all rights on the part of Seller to proceeds of any insurance policies and claims on the part of Seller for recoupment, reimbursement and coverage under any insurance policies, and excluding Intellectual Property.

“Intellectual Property” means all United States patents and patent applications, registered and unregistered trademarks, service marks, trade names (including the name “Kabredlo’s”), logos, brands, business identifiers, private labels, trade dress (including without limitation all goodwill and reputation symbolized by any of the foregoing), rights of publicity, processes, industrial designs, inventions, registered and unregistered copyrights and copyright applications, know-how and trade secrets, and all rights with respect to the foregoing, and all other proprietary rights that Seller owns, licenses or possesses the right to use with respect to the Acquired Assets or in the conduct of the Business.

“Inventory” means all the stock-in-trade including merchandise, gasoline for sale, and supplies owned by Seller and situated at the Locations on the Transfer Date, all rights of Seller to warranties received from its suppliers with respect to the foregoing (to the extent assignable), related claims, credits, and rights of recovery with respect thereto, and other personal property purchased hereunder, but not including Equipment and Machinery.

“Knowledge” means information in the possession or deemed to be in the possession (as set forth hereafter) of Michael Olderbak or Mark Olderbak pertaining to a particular fact or other matter if:

(a)	that individual is actually aware of that fact or matter; or

(b)	a prudent convenience store manager or owner could be expected to discover or otherwise become aware of that fact or matter in the ordinary course of their business duties.

Seller will be deemed to have Knowledge of a particular fact or other matter if either Michael Olderbak or Mark Olderbak has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above).

“Law” or “Laws” means any local, county, state, federal, foreign or other law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.

“Leased Real Property” means the Locations listed in Section 5.02.

“Licenses and Permits” means all governmental licenses, permits, franchises, authorizations, and approvals that relate directly or indirectly to, or are necessary for, the conduct of the Business, including without limitation, those described in Schedule 7.12.

“Locations” means all the Stores listed on Schedule 5.01, including Real Property (including additional property the Seller owns on or adjacent to any of the Seller’s Real Property such as the car washes, storage buildings, office or strip center buildings and any accessory usage and the two-story brick house on the property adjacent to Store #114 located at 4135 S. 48th Street, Lincoln, NE), “Locations” does not include any Real Property owned by Seller that is not on property near to or contiguous to a Location. Equipment and Machinery and the goodwill associated with the Business conducted at the Location.

“Material Adverse Effect,” when used with respect to the Seller, means any event, change, occurrence, condition or circumstance which has had or may have a material adverse impact on any of the Acquired Assets, the prospects, operations or financial condition of the Business conducted by Seller immediately prior to the Closing, or the ability of any party hereto to consummate any of the transactions contemplated by this Agreement.

“NLRB” has the meaning specified in Section 7.11(b).

“Non-Competition Agreement” means the Non-Competition Agreement referred to in Section 4.02(k), a copy of which is attached hereto as Exhibit “B”.

“Permitted Encumbrances” has the meaning specified in Section 5.01.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, or unincorporated organization, or any governmental agency, office, department, commission, board, bureau or instrumentality thereof.

“Personnel” means the officers, employees and/or agents of Seller whose primary place of work is at one of the Locations and those employees with supervisory responsibility for the Business.

“Policies” and “Policy” has the meaning specified in Section 7.13(a).

“Purchase Price” has the meaning specified in Section 3.01.

“Purchaser” has the meaning specified in the first paragraph of this Agreement.

“RCRA” means the Resource Conservation and Recovery Act, as amended.

“Real Property” means any land or buildings owned by or leased (“Leased Real Property”) to the Seller which is specifically described on Schedule 5.01. Real Property includes active underground storage tanks and gasoline dispensers, storage sheds and canopies that are located on the Real Property described on Schedule 5.01.

“Retained Locations” means any Location that Purchaser does not acquire on either the Closing Date or the Transfer Date.

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller’s Benefit Obligations” has the meaning specified in Section 7.10(a).

“Seller’s Plans” has the meaning specified in Section 7.10(a).

“Stores” means the Locations.

“Survey” has the meaning specified in Section 5.08(c).

“Survival Date” means (1) for claims made based on an alleged breach of the Extended Representations and Warranties, the date on which the applicable statute of limitations would bar such claim, (2) for claims made based on an alleged breach of Section 13.05 (Restrictive Covenant), the date on which such covenant expires as set forth in the Non-Competition Agreement, and (3) for all other claims, the date that is twenty-four (24) months after the later of the Closing Date or the Transfer Date of any Location.

“Tax” or “Taxes” means all federal, state, local and foreign taxes (including excise taxes, value added taxes, occupancy taxes, employment taxes, unemployment taxes, ad valorem taxes, custom duties, transfer taxes and fees), levies, imposts, fees, impositions, assessments and other governmental charges of any nature imposed upon a Person including all taxes and governmental charges imposed upon any of the personal properties, real properties, tangible or intangible assets, income, receipts, payrolls, transactions, stock transfers, capital stock, net worth or franchises of a Person (including all sales, use, withholding or other taxes which a Person is required to collect and/or pay over to any government), and all related additions to tax, penalties or interest thereon.

“Tax Returns” means all returns, reports, information returns, and other documents (including all related and supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection, or administration of any Taxes.

“Transfer” (which includes the term “Transferred”), with respect to the Seller, means to sell, convey, transfer, assign and deliver the subject assets.

“Transfer Date”, with respect to each Location, means the date designated by Purchaser for the Transfer of said Location, and with respect to Acquired Seller Assets, the Transfer Date shall be the Closing Date; except that the Transfer Date with respect to the Non-Competition Agreement shall be the last Transfer Date of a Location, and the last Transfer Date shall be no later than December 30, 2010.

“Transfer Period” means a period beginning with the Closing Date and ending on the fifteenth (15th) Business Day following the Closing Date.

“Transfer Date Schedule” has the meaning specified in Section 2.01(b).

“UCC Search” has the meaning specified in Section 5.08(b).

“Unsatisfactory Exceptions” has the meaning specified in Section 5.08(d).

“Unsatisfactory States of Fact” has the meaning specified in Section 5.08(d).

“WARN Act” has the meaning specified in Section 7.11(d).

ARTICLE II. SALE AND TRANSFER OF THE ACQUIRED ASSETS

Section 2.01. Transfer of Assets. Subject to the terms and conditions herein set forth, during the Transfer Period Seller shall Transfer to Purchaser, and Purchaser shall acquire from the various entities comprising the Seller, all of the respective rights, titles, and interests of Seller in and to the Acquired Assets. A list of the entity that will convey title to each portion of the Acquired Assets and the allocation of the Purchase Price to be paid to such entity is set forth on Schedule 3.02. A list of the Acquired Assets is set forth on Schedule 2.01 hereto. The Acquired Assets are to be Transferred as follows:

A. Acquired Seller Assets. All Acquired Seller Assets shall be Transferred and acquired as of the Closing Date, subject to the provisions of this Agreement, except the Non-Competition Agreement shall be signed and paid for by Purchaser on the Transfer Date of the last Location, and goodwill associated with each Location shall be paid for by Purchaser on the Transfer Date for such Location.

B. Locations: Acquired Assets. All the Locations set forth on Schedule 2.01 hereto and the other Acquired Assets situated at, associated with or specific to each Location shall be Transferred by Seller and acquired by Purchaser during the Transfer Period. Purchaser shall provide Seller at least five (5) Business Days’ notice in writing prior to the Closing Date a schedule setting forth the Transfer Date of each Location, which schedule shall set forth Transfer Dates for Locations that are grouped by geographical locations (e.g. city and/or state) (the “Transfer Date Schedule”).

Section 2.02. Transfer Free of Encumbrances. Except as set forth on Schedule 2.02 and the Permitted Encumbrances, Seller agrees that the Transfer by Seller of the Acquired Assets to Purchaser as herein provided shall be on the Transfer Date, free and clear of all Encumbrances, and shall be made by appropriate deeds, bills of sale, endorsements, assignments and other instruments of transfer and conveyance reasonably satisfactory in form and substance to Purchaser and its counsel.

Section 2.03. Certain Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, the Acquired Assets shall not include the following assets of Seller wherever situated (collectively, the “Excluded Assets”):

(a)	all cash on hand or on deposit;

(b)	all inventory at the Locations which in the exercise of good faith is not found to be of merchantable quality or which is otherwise excluded pursuant to Section 3.03;

(c)	all securities issued by any Person and owned by Seller;

(d)	all Accounts;

(e)	the Real Property of Seller not situated at, associated with or specific to the Locations;

(f)	all original copies of financial statements, Tax Returns and other financial or Tax records and information of Seller;

(g)	Seller’s copies of all Files and Records provided to Purchaser (Purchaser may retain the original);

(h)	the stock records and minute books of Seller;

(i)	all rights, causes of action and claims of Seller under or pursuant to the terms and conditions of this Agreement;

(j)	all claims for refund of Taxes and other governmental charges of whatever nature;

(k)	those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof as listed on Schedule 2.03(k);

(l)	all of Seller’s Intellectual Property including, but not limited to, all of the names of the Sellers;

(m)	all rights in connection with and assets of the Seller Plans;

(n)	the property and assets described on Schedule 2.03(n); and

(o)	all of Seller’s trucks, vehicles, trailers and other rolling stock.

Prior to or in conjunction with each Transfer Date, Seller shall remove all tangible personal property included in the Excluded Assets from the Location being Transferred.

Section 2.04. Assumption of Liabilities. Except for the liabilities associated with the leases for the Leased Real Property and the Assigned Contracts (the “Assumed Liabilities”), Purchaser shall not assume, and will not agree to assume or pay or perform, and Purchaser shall not be responsible for in any manner, any obligations or liabilities of Seller, direct or indirect, known or unknown, choate or inchoate, absolute, fixed or contingent. Seller has disclosed on Schedule 2.04 material contracts associated with the operation of the Business. Purchaser is not assuming any liability for the contracts set forth on Schedule 2.04, and Purchaser shall not be responsible for such contracts in any manner.

Section 2.05. Assignment of Contracts. The Assigned Contracts are those contracts listed on Schedule 2.05. To the extent that the assignment of all or any portion of any of the Assigned Contracts shall require the consent of any other party thereto, the execution of this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof. Prior to the Closing, Seller agrees to obtain the consent of each such other party to the assignment thereof to Purchaser; provided, that no modification of any such Assigned Contracts shall be made without Purchaser’s prior written consent.

Section 2.06. Subsequent Documentation. At any time and from time to time after the Closing Date, Seller shall, upon the request of Purchaser, and Purchaser shall, upon the request of Seller, promptly execute, acknowledge and deliver, or cause to be executed, acknowledged, and delivered, such further instruments and other documents, and perform or cause to be performed such further acts, as may be reasonably required to evidence or effectuate (a) the Transfer hereunder of the Acquired Assets, (b) the performance by the parties of any of their other respective obligations under this Agreement, and (c) the purposes and intent of this Agreement

ARTICLE III. PURCHASE PRICE

Section 3.01. Purchase Price. As full consideration for the Acquired Assets and the Acquired Seller Assets, Purchaser shall pay Seller an aggregate amount equal to Forty-Five Million Eight Hundred Thousand Dollars ($45,800,000.00) (the “Purchase Price”) plus the value of Inventory determined in accordance with Section 3.03, subject to the terms and conditions of this Agreement.

Section 3.02. Allocation of the Cash Purchase Price. Purchaser and Seller agree to the allocation of the Purchase Price among the Acquired Assets as set forth on Schedule 3.02. Purchaser intends to hire and retain, at Purchaser’s sole cost and expense, an independent third party asset valuation firm with experience in valuing the Acquired Assets for purposes of valuing the Acquired Assets (the “Independent Appraiser”). The Independent Appraiser shall consult with and provide all of the Independent Appraiser’s analysis, conclusions and information to both the Purchaser and the Seller. However, the parties hereby agree that in the event the Independent Appraiser’s final opinion is increased by more than $1,200,000.00 for the amount allocated to equipment, goodwill and non-compete on Schedule 3.02, then, in that event, the Seller shall have the option to cancel the Agreement, and moreover, that in the event the Independent Appraiser’s final opinion is increased by more than $1,200,000.00 for land and buildings over the amount set forth on Schedule 3.02, the Purchaser shall have the right to cancel this Agreement. In addition, the parties further agree that in the event that any Store is not purchased by Purchaser, then in that event, the total value assigned to that Store, as set forth in Schedule 3.02(a), will be deleted from the allocation schedule and deducted from the Purchase Price set forth in Section 3.01. The parties hereby agree that the preliminary portion of the Purchase Price being allocated for land and building to Olderbak Enterprises North, LLC is Eighteen Million One Hundred Forty-three Thousand Dollars ($18,143,000.00); the preliminary portion of the Purchase Price being allocated for land and building to Olderbak Enterprises South, LLC is Fifteen Million Five Hundred Ninety Two Thousand Dollars ($15,592,000.00); the preliminary portion of the Purchase Price being allocated to Machinery & Equipment for Kabredlo’s, Inc. is Five Million Three Hundred Forty Two Thousand Dollars ($5,342,000.00); the preliminary portion of the Purchase Price being allocated to Machinery & Equipment for Nebraska Retail Ventures, LLC is One Million One Hundred Twelve Thousand Dollars ($1,112,000.00); and the preliminary portion of the Purchase Price that is being allocated to Goodwill and the

Non-Compete Agreement will be allocated between the four (4) Sellers as set forth on Schedule 3.02. The parties hereby acknowledge that this number is preliminary and can be changed pursuant to the Independent Appraisers final opinion, subject to the limitations regarding the maximum changes that can be made pursuant to the Independent Appraisers final opinion as set forth above.

If this Agreement is not terminated pursuant to the foregoing provisions, the Purchaser and the Seller shall file Internal Revenue Service Form 8594 (and/or other appropriate Tax Returns) with the applicable taxing authorities based upon the final report showing the allocation of the Purchase Price prepared by the Independent Appraiser, and shall not file any amendments or take any action inconsistent with the foregoing in any audit, refund claim, Tax Return or any other administrative or judicial proceeding, pursuant to Section 1060 of the Code and Treasury Regulations promulgated thereunder.

Section 3.03. Inventory. The purchase of all Inventory shall be determined by a physical inventory count to be taken at or near the Transfer Date under the joint direction of the parties hereto and at their joint expense. The Inventory which is not of merchantable quality shall be excluded. The parties agree that Purchaser shall have the discretion to determine what is merchantable Inventory. The parties agree that the unmerchantable Inventory includes, but is not limited to, outdated product, freezer burned product, damaged product or other product with imperfections or merchandise that cannot be readily resold by Purchaser upon the purchase of Seller’s Stores. The Inventory purchased pursuant to this paragraph shall be valued, for the purposes of this Agreement, as follows:

Cigarettes – Wholesale cost

Chewing Tobacco and Cigars – Retail less 28%

Grocery items – Retail Price Less 38%

Specified Novelty items – Retail Price Less 50%

Supplies, Pop, Beer (including any wine or liquor), Fountain, Bakery and Food Ingredients – Wholesale Cost

All other retail merchandise – Retail Price Less 30%

Gasoline shall be valued at Seller’s laid-in cost per gallon of the last shipment of each type of fuel received at the Store prior to the Transfer Date. Seller shall provide to Purchaser paid invoices for the purpose of confirming Seller’s cost of gasoline purchased by Purchaser hereunder.

Seller agrees to maintain the current retail prices, at the time of the negotiation and execution of this contract, on all retail merchandise that will be purchased by

Purchaser as indicated above. Seller hereby acknowledges that Purchaser may have indexed existing prices for reference purposes during the negotiation stage of this agreement, and that Purchaser may assign personnel to monitor the retail prices during the pendency of this contract. Purchaser shall be entitled to use the lowest documented retail price during the pendency of this Agreement.

Purchaser shall not be obligated to purchase any DSD Products, including bread, cakes, chips and dairy products, from Seller as part of this transaction. It is Seller’s obligation to arrange for its vendors to retrieve the DSD Products and credit Seller accordingly. (This provision hereby specifically excludes pop, beer and some novelty items which are included in Inventory as indicated above.)

Purchaser will not be required to purchase any written media Inventory, including but not limited to magazines, books, and newspapers.

Section 3.04 Payment. Except as set forth in Section 3.05, Purchaser shall make payment for the Acquired Assets by wire transfer in immediately available funds to an account or accounts designated by Seller as follows:

A. Inventory. The amount for the Inventory, on a Location by Location basis, will be paid within three (3) Business Days after the physical count and pricing have been completed. Notwithstanding anything herein to the contrary, the physical count and pricing shall be completed within three (3) Business Days of the Transfer Date of each Location.

B. Acquired Assets: Locations. The total amount allocated to the Acquired Assets (except Inventory) at each Location, as set forth in Schedule 3.02 hereto (subject to adjustment as set forth in Section 3.02 above), net of prorated real estate taxes and other charges and credits consistent with this Agreement as are usual in transactions of this kind, shall be paid upon the Transfer Date of said Location.

C. Acquired Seller Assets. The total amount allocated to the Acquired Seller Assets as set forth on Schedule 3.02 (subject to adjustment as set forth in Section 3.02 above) shall be paid by Purchaser to Seller as follows: (i) the amount allocated to Goodwill (as set forth on Schedule 3.02(a), subject to adjustment as set forth in Section 3.02 above), if any, for each Location shall be paid by Purchaser to the Seller on the Transfer Date for such Location; and (ii) the amount allocated to the Non-Competition Agreement (as set forth on Schedule 3.02, subject to adjustment as set forth in Section 3.02 above) shall be paid by the Purchaser to the Seller on the last Transfer Date.

Section 3.05. Escrow. Notwithstanding the foregoing, Purchaser shall cause a portion of the Purchase Price consisting of Two Million Dollars ($2,000,000) to be withheld from the portion of the Purchase Price payable to Kabredlo’s, Inc. and deposited on the Closing Date with the Escrow Agent and shall be held and disbursed according to the terms of the Escrow Agreement. Purchaser agrees to pay to Kabredlo’s, Inc. at the time earnings are distributed from the Escrow, the amount of the difference between the actual earnings distributed to Kabredlo’s pursuant to the Escrow Agreement and, if less, the amount of earnings that would have been distributed to Kabredlo’s if the escrowed funds had earned one-half percent (0.5%) per annum.

Section 3.06. Fair Consideration. The parties acknowledge and agree that the consideration provided for in this Article III represents fair consideration and reasonable equivalent value for the sale and transfer of the Acquired Assets and the transactions, covenants and agreements set forth in this Agreement, which consideration was agreed upon as the result of arm’s-length good-faith negotiations between the parties and their respective representatives.

Section 3.07. Taxes. Seller shall pay (i) to the appropriate authorities all Taxes arising out of the ownership of the Acquired Assets and Excluded Assets and out of the operation of the Business on and before the Closing Date or Transfer Date, as appropriate; and (ii) to the appropriate authorities all Taxes, including without limitation, gross and net income Taxes, and sales and use Taxes arising out of the transfer of the Acquired Assets, if any. All special assessments on the Real Property shall be allocated between Purchaser and Seller in accordance with the local custom in the county in which the Real Property is located. Seller shall pay all real estate and personal property taxes assessed against the real estate or equipment and personal property through the Transfer Date and any unpaid real estate taxes or personal property taxes payable in prior years. Purchaser shall pay all subsequent real estate and personal property taxes. Any prorations of real estate taxes or personal property taxes shall be based upon such taxes for the year currently payable unless the parties provide otherwise in this Agreement.

ARTICLE IV. CLOSING

Section 4.01. Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically or, if necessary, at the office in Lincoln, Nebraska, of the title insurance company used by the parties for the Locations located in the State of Nebraska. The Closing shall take place on or before December 13, 2010, or on such other date, as may be mutually agreed to by the parties (the “Closing Date”).

Section 4.02. Deliveries by Seller. At the Closing Date or Transfer Date, as applicable, Seller shall deliver to Purchaser executed copies of the following agreements, documents and other items:

(a)	Bills of Sale and other instruments of assignment transferring all of the Acquired Assets in the form attached hereto as Exhibit 4.02(a);

(b)	Warranty Deeds, in the form attached hereto as Exhibit 4.02(b), for the Real Property (except the Leased Real Property);

(c)	An Assignment Agreement for the Leased Real Property in the form attached hereto as Exhibit 4.02(c);

(d)	Possession of the Acquired Assets referred to in the documents described at paragraphs (a), (b) and (c) immediately above on the applicable Transfer Date;

(e)	Copies of all the corporate resolutions adopted by the Board of Directors of Seller authorizing and approving the execution and delivery of this Agreement and all agreements contemplated hereby and the consummation of the transactions hereby and thereby, certified to be true and complete and in full force and effect by the corporate secretary;

(f)	An Assignment Agreement for the Assigned Contracts (other than the Leased Real Property) in the form attached hereto as Exhibit 4.02(f);

(g)	Copies of each consent, waiver, authorization and approval required pursuant to Section 7.04 of this Agreement;

(h)	Certificate of Good Standing or Existence of the Seller issued by the appropriate Secretary of State or other appropriate Governmental Entity of the jurisdiction of its incorporation, dated within thirty (30) days of the Closing;

(i)	Certificates of the Seller pursuant to Section 12.02 of this Agreement;

(j)	Certificates of the Seller pursuant to Section 12.03 of this Agreement;

(k)	The Non-Competition Agreement by and between Purchaser; and Seller and Shareholders in the form attached hereto as Exhibit “B” on the last Transfer Date;

(l)	Certificate signed by an officer of the Seller acknowledging delivery by Purchaser of the items set forth in Section 4.03 of this Agreement.

Section 4.03. Deliveries by Purchaser. At the Closing Date or Transfer Date, as applicable, Purchaser shall deliver to Seller the following agreements, documents and other items:

(a)	the portion of the Purchase Price payable in accordance with Section 3.04 and Section 3.05;

(b)	Copies of all corporate resolutions adopted by the Board of Directors of Purchaser authorizing and approving the execution and delivery of this

Agreement and all agreements contemplated hereby and the consummation of the transactions hereby and thereby, certified to be true and complete and in full force and effect by the corporate secretary;

(c)	Certificates of the Purchaser pursuant to Section 11.02 of this Agreement;

(d)	Certificates of the Purchaser pursuant to Section 11.03 of this Agreement;

(e)	The Non-Competition Agreement by and between Purchaser, Seller and Shareholders in the form attached hereto as Exhibit “B”; and

(f)	Certificate signed by an officer of the Purchaser acknowledging delivery by Seller of the items set forth in Section 4.02 of this Agreement.

ARTICLE V. REAL PROPERTY; LOCATION ASSETS

Section 5.01. Real Property. As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Purchaser as follows:

Schedule 5.01 sets forth a list of all Real Property that constitute Acquired Assets owned by Seller, including real property in which Seller holds an option to purchase exercisable on or before the applicable Transfer Date. Except as set forth in Schedule 5.01 and Section 5.02, Seller will have on the applicable Transfer Date good and merchantable title to the Real Property, free and clear of all liens (statutory or other), leases, mortgages, pledges, security interests, conditional sales agreements, charges, claims, options, easements, rights of way and other encumbrances of any kind or nature whatsoever (collectively, “Encumbrances”), other than the following (collectively, the “Permitted Encumbrances”):

(a)	the provisions of all applicable zoning Laws;

(b)	liens for current real estate taxes not delinquent;

(c)	encumbrances that will be released and removed of record at or prior to the Transfer Date;

(d)	the Encumbrances listed on Schedule 5.01; and

(e)	easements, covenants and restrictions of record which do not restrict the historical use and operation of the Real Property for the purpose that Seller is currently utilizing such Real Property, except Stores #110 in Omaha, Nebraska and #268 in Cheney, Kansas.

Except as set forth on Schedules 5.01, 2.04, 2.05 and 5.02, none of the Real Property is subject to any lease or grant to any Person of any right to the use, occupancy or enjoyment of such property or any portion thereof. Except as set forth on Schedule 5.01, the Real Property is not subject to any use restrictions, exceptions, reservations or limitations which in any respect interfere with or impair the present and continued use thereof as currently used by Seller in the conduct of the Business. There are no pending or, to the Knowledge of Seller, threatened condemnation proceedings relating to any of the Real Property.

Section 5.02. Store Leases; Leased Real Property. The parties hereby acknowledge that Store #118 at 3291 Holdrege, Lincoln, Nebraska and #119 at 4401 N. 70th Street, Lincoln, Nebraska are leased to the Seller. Purchaser agrees to an assignment of these leases if Purchaser has the right to purchase no later than December 31, 2010 Stores #118 or #119 for the sum of One Million Three Hundred Thousand Dollars ($1,300,000.00) free of any liens and encumbrances (but subject to the Subway Lease encumbering Store # 119) or accept an assignment of a purchase agreement selling said property as of the Closing Date. Moreover, Purchaser shall also have the right to accept an assignment of the Subway Lease encumbering Store #119 at the time of the exercise of the assignment or purchase agreement.

The parties further acknowledge that Store #106 at 1455 S. 17th Street, Lincoln, Nebraska is subject to a lease agreement as to a portion of the property consisting of an area believed to be the canopy, underground storage tanks and gas pumps. Purchaser agrees to accept an assignment of this lease on the condition that additional options to the extension lease can be assigned to Purchaser for three additional five year option periods.

If Seller is not able to obtain the option to purchase Stores #118 and #119 as set forth in the first paragraph of this Section 5.02, Purchaser may exclude such Stores from the transaction and the Purchase Price shall be reduced by the total value assigned to that Store as set forth in Schedule 3.02(a). If Seller is not able to obtain three additional five-year option periods for Store #106 as set forth in the second paragraph of this Section 5.02, Purchaser may exclude such Store from the transaction and the Purchase Price shall be reduced by the total value assigned to that Store as set forth in Schedule 3.02(a)

The parties further agree that Schedules 2.04, 2.05, 5.02 and 5.06(a) set forth a base description of the leases pursuant to which Seller is leasing any of the Stores and/or Locations from a third party, and pursuant to which Seller is leasing a portion of the Stores and/or Locations to a third party (collectively the “Leased Real Property”). On the Transfer Date that pertains to the Store and/or Location that Purchaser has agreed to accept an assignment: (i) Seller shall assign to Purchaser all of Seller’s right, title and interest in and to all leases pertaining to such Leased Real Property; (ii) Seller shall agree to indemnify and hold Purchaser harmless from any claims and/or causes of action arising under the leases pertaining to such Leased Real Property prior to the Transfer Date of such Leased Real Property; (iii) Purchaser shall assume and agree to be liable for all of Sellers duties, liabilities and obligations arising under the leases pertaining to such

Leased Real Property on and after the Transfer Date of such Leased Real Property; (iv) Purchaser shall agree to fully and completely indemnify and hold Seller harmless from and against any of the items referred to in (iii) above; and (v) any rents or other expenses pertaining to such Leased Real Property shall be prorated to the Transfer Date of such Leased Real Property.

After the date of this Agreement Seller agrees to refrain from taking any action pertaining to the terms of any lease pertaining to the Leased Real Property which would in any way be detrimental to Purchaser without the prior consent of Purchaser prior to the applicable Closing Date or Transfer Date.

All leases are currently in effect in accordance with their terms. To Seller’s Knowledge, the landlord for each lease is in compliance with all the terms and provisions of the applicable lease. Seller is in compliance with all of the terms and provisions of each lease. The leases are fully assignable by Seller to Purchaser in accordance with their respective terms and conditions, and Purchaser shall assume all liabilities pursuant to such leases applicable to the period commencing on the Transfer Date and shall be entitled to all rights and benefits arising thereunder.

Section 5.03. Transfers Delayed. It is agreed that in the event any of the leases referred to in Section 5.02 cannot be validly assigned to Purchaser by the end of the Transfer Period, then notwithstanding any other provisions of this Agreement, the Location(s) subject thereto shall not be transferred to the Purchaser and payment therefore shall not be made until such time as the Seller has fully complied with the provisions of said Section 5.02 with respect to such Location(s), and Purchaser shall sublease such Location from Seller on the same terms and conditions as set forth in the lease pertaining to such Location or until Purchaser has agreed to the transfer of such Location upon the terms set forth in this Agreement; provided, however, that no such sublease shall have a term extending beyond January 31, 2011.

Section 5.04. De-branding; Removal of Signage. As of the Transfer Date the Seller shall have terminated any and all agreements with producers and/or distributors of gasoline and other motor fuels requiring that Seller purchase specified or determinable quantities of such products at prices or according to pricing formulas specified, with respect to each of the Locations, including but not limited to agreements with CENEX or Sinclair, or requiring that any Locations be branded in the name of any of such suppliers or offer for sale the products thereof. As of the Transfer Date, or within five (5) Business Days thereafter, the Purchaser shall, at Purchaser’s sole cost and expense, remove from each of the Locations any and all CENEX or Sinclair signage, products, imaging, trade dress or other visible indications that the Locations or any of them are or were branded CENEX or Sinclair. After removal of the signage, Purchaser shall give Seller written notice of such removal and Seller shall be responsible for disposition of all Cenex or Sinclair signage in accordance with Seller’s agreements with such companies, at Seller’s sole cost and expense. If Seller does not remove such signage from the Location within five (5) Business Days after Buyer has given Seller written notice of such signage removal by Purchaser, Purchaser may destroy or otherwise dispose of such signage and other branding. The Seller and the Purchaser shall cooperate with each other on the timing of signage removal, to assure that removal occurs within five (5) Business Days after the Transfer Date. It is the parties’ intent that the signage will be replaced within five (5) Business Days of the Transfer of the Locations. Seller shall protect, defend, hold harmless and indemnify the Purchaser against any and all costs, claims, damages or liability of any kind arising out of such contract terminations and signage removal that occurs within five (5) Business Days after the Transfer Date of such Location.

Section 5.05. Conformity of the Real Property. Seller represents and warrants to Purchaser that to Seller’s Knowledge all buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the Real Property conform in all respects to applicable Laws, including, inter alia, those related to zoning, use and construction, and to Seller’s Knowledge all Real Property is zoned for the purposes for which it is presently used by the Seller. To Seller’s Knowledge such buildings, structures, improvements, fixtures and appurtenances are in good condition and repair, subject to normal wear and tear, and no condition exists which interferes with the economic value or use thereof.

Section 5.06. Equipment and Machinery. Seller represents and warrants to Purchaser as follows:

(a)	To Seller’s Knowledge Schedule 5.06(a) sets forth a list of, or otherwise describes, all material Equipment and Machinery included in the Acquired Assets. Except as set forth in Schedule 5.06(a), Seller has good title, free and clear of all Encumbrances (other than the Permitted Encumbrances) to the Equipment and Machinery listed. Except as set forth on Schedule 5.06(a), Seller holds good and transferable leasehold interests in all Equipment and Machinery leased by it, in each case under valid and enforceable leases.

(b)	To Seller’s Knowledge, and except as set forth on Schedule 7.18, the Equipment and Machinery are in good operating condition and repair (except for ordinary wear and tear), are sufficient for the operation of the Business as presently conducted, and are in conformity in all respects with all applicable Laws or other requirements.

(c)	Except as provided hereafter or in Schedules 5.06(c) and 5.06(a), to Seller’s Knowledge no Equipment is kept, used, maintained or operated on the Real Property pursuant to a lease or other contract or understanding with a third party which is not terminable at will or upon sale of the Real Property to Purchaser. At Purchaser’s request, the Seller will direct the owner(s) of any Equipment not owned by Seller to be removed from the Locations as of the Transfer Date.

Section 5.07. Inventories. Seller represents and warrants to Purchaser that all items of Inventory included in the Acquired Assets consists and shall consist on the Transfer Date of a quality and quantity usable and saleable in the ordinary course of the Business. All Inventory is located at the Locations.

Section 5.08. Title Evidence. As evidence of title to and condition of the Real Property, Seller shall obtain and deliver to Purchaser, within fifteen (15) Business Days after the date hereof:

(a)

Title Insurance: The Seller, at Seller’s expense, shall promptly obtain a commitment for an Owner’s Title Insurance Policy insuring title to the Real Property comprising the Store premises, for an amount equal to the portion of the Purchase Price allocated to such Location pursuant to Schedule 3.02 hereunder and providing coverage which includes the standard exception waiver endorsement (ALTA Owner’s Policy). Said title insurance shall show merchantable fee title in the Seller in conformity with this Agreement, applicable Nebraska, Kansas or Oklahoma law, depending upon the location of the property, and prevailing title standards in the aforementioned states, subject only to Permitted Encumbrances, and other easements, covenants and restrictions of record which are acceptable to and are not objected to in writing by Purchaser’s examining attorney pursuant to Section 5.08(d) below. Notwithstanding the preceding sentence, with the exception of Store #268 in Cheney, Kansas and Store #110 in Omaha, Nebraska, Purchaser’s examining attorney will not object to Permitted Encumbrances nor to easements, covenants and restrictions of record that do not interfere with or impair the present and continued use of the Location currently used by Seller in the conduct of Seller’s business. With respect to Store #268 in Cheney, Kansas and Store #110 in Omaha, Nebraska, Purchaser intends to demolish the existing buildings and improvements and construct new buildings and improvements. Purchaser may, therefore, object to any Permitted Encumbrances described in Section 5.01 subparagraph (d), and to any easements, covenants and restrictions of record that would preclude Purchaser, in Purchaser’s sole discretion, from constructing new buildings and improvements anywhere on the Locations for Store # 268 and Store # 110. Except for the Leased Real Property and as otherwise set forth in Section 5.08(a), Purchaser will not accept title to any material portion of the Real Estate in the form of a leasehold or other estate in property, except in accordance with the terms and provisions of this Agreement. The Seller shall promptly correct any title objections or deficiencies which Purchaser may make pursuant to the foregoing provisions. Seller shall bear the cost of any additional abstracting or examination fees due to any act or omission of the Seller prior to the Transfer Date, including transfers by operation of law. If the Seller is unable to produce marketable title in conformity with the foregoing prior to the Transfer Date, then, in addition to any other remedies available under applicable law, Purchaser shall have the option to declare this Agreement null and void with respect to the Location or Locations at issue and the Purchase Price shall be adjusted in conformity with the Purchase Price allocated to the Locations as set forth in Schedule 3.02(a) as finally adjusted by the Independent Appraisers final report in accordance with the provisions of Section 3.02.

Any closing costs charged by the applicable title insurance company will be divided equally between the Purchaser and Seller.

(b)	UCC Search: A Uniform Commercial Code search, at Seller’s expense, against Seller from the Office of the Secretary of State of the appropriate state and, if required, the appropriate county as of a current date, together with complete copies of all documents which are shown as exceptions therein (the “UCC Search”) and which could affect the title to any of the Acquired Assets.

(c)	Survey: Seller hereby advises Purchaser that Seller does not have any Surveys of the Real Property. However, Seller shall provide access to Purchaser to the Locations for the purpose of obtaining, at Purchaser’s expense, a staked survey of any of the Real Property made in accordance with the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping, and meeting the accuracy requirements of a Class A Survey, as defined therein, by a registered engineer or surveyor satisfactory to Purchaser, certified to Purchaser and, if applicable, the Title Insurer as of a current date, containing an exact perimeter legal description of the Land showing the topographic contours of the Land and the exact gross and net acreage of the Land (the “Survey”). If Purchaser fails to obtain a Survey of any Location on or before December 1, 2010, then Purchaser shall be conclusively deemed to have waived any and all objections to any matters which may have been disclosed by any such Survey.

(d)

Reports: Within ten (10) Business Days after receipt of the last to be received by Purchaser of the Title Insurance Commitment, the UCC Search and any Survey, Purchaser shall give Seller copies of the same (collectively the “Reports”), together with a written list or a copy of correspondence to the title insurance company setting forth any item disclosed on such Reports that is not a Permitted Encumbrance (the “Unsatisfactory Exceptions”). If Purchaser fails to deliver to Seller the Reports and Purchaser’s written list or correspondence of such Unsatisfactory Exceptions within such ten (10) Business Day period, the Purchaser shall be conclusively deemed to have waived any right to any matters set forth in such Reports, except for mortgages and/or liens of record that would be discharged and/or released by the payment of money by Seller on the Transfer Date. Seller shall, at its sole cost and expense, cause any Unsatisfactory Exceptions set forth in Purchaser’s written list to be released and/or corrected, or shall make arrangements therefore satisfactory to Purchaser, no later than ten (10) Business Days prior to the Transfer Date. Whether or not the transactions provided for and contemplated by this Agreement are consummated, all costs and expenses of obtaining the UCC Search shall be borne solely by Seller, and the costs and expenses of obtaining the Surveys shall be borne solely by Purchaser. Charges of any title insurance company for any title insurance commitments, title insurance policies and/or closing services in connection with this Transaction shall be shared equally by the Seller and Purchaser.

ARTICLE VI. ENVIRONMENTAL MATTERS

Section 6.01. Environmental Compliance. As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Purchaser as follows:

(a)	To Seller’s Knowledge and except as set forth in Schedule 6.01(a), no material amount of Hazardous Material has been disposed of, spilled, leaked or otherwise released on any Real Property nor has any material amount of Hazardous Material come to be located in the soil, surface water or groundwater on or below any Real Property, except in accordance with the Environmental Requirements. To Seller’s Knowledge and except as set forth in Schedule 6.01(a), since the applicable Environmental Test Date, no material amounts of Hazardous Materials are or have been generated, manufactured, treated, stored, transported, used or otherwise handled by Sellers on any Real Property, except in accordance with the Environmental Requirements. To the Knowledge of Seller, there is no material condition affecting any Real Property which is in violation of any Environmental Requirement. Notwithstanding anything to the contrary contained in this Agreement, Seller shall indemnify and hold Purchaser harmless from any Claim arising from any matter described on Schedule 6.01(a) that is not covered by State Insurance.

(b)

To Seller’s Knowledge and except as set forth in Schedule 6.01(b), Seller is in compliance and has complied in all material respects with all federal, state and local Environmental Requirements. Except as set forth on Schedule 6.01(b) Seller has not been cited for any violation of any such Environmental Requirements. To Seller’s Knowledge, no material capital expenditures will be required for compliance with any applicable Environmental Requirements presently in effect. Except as set forth in Schedule 6.01(b), to the Knowledge of Seller there is no pending investigation, civil, criminal or administrative action, notice or demand letter, notice of violation, or other proceeding known to Seller by any Governmental Entity with respect to ground or surface water, soil or air contamination, the storage, treatment, release, transportation or disposal of Hazardous Materials, the use of underground storage tanks by Seller or the violation of any Environmental Requirement. Except as set forth in Schedule 6.01(b), Seller has received no notice or other communication concerning any past, present or future events, actions or conditions which under present Law may give rise to any liability of Seller relating to the presence of Hazardous Materials on the Real Property or on the real property of any other Person. Seller has no agreement with any Governmental Entity relating to any such environmental matter or any environmental or Hazardous Materials cleanup.

(c)	While Seller has no Knowledge of any violation of any Environmental Requirements pertaining to any Location or problems associated with storage tanks, lines, pumps and related equipment except as otherwise set forth on Schedule 6.01(a), Seller acknowledges that such a violation or problem may exist and Seller represents to Purchaser that except as otherwise set forth on Schedule 6.01(a), as to each parcel of Real Property and the improvements, fixtures and Equipment included therein:

(i)	all storage tanks, lines, pumps, and related systems and facilities in which gasoline, gasohol, or other motor fuels are stored, transferred, or dispensed on the Real Property are in good working condition, ordinary wear and tear excepted, and the same do not leak and have not suffered any damage which might produce a leak or spillage of fossil fuel into the environment which has not been repaired or corrected.

(ii)	no third party has or alleges any claim for damages due to a spillage or release of gasoline, gasohol or other motor fuel or any hazardous substance or pollutant into the environment on, about, or from the Real Property.

(iii)	no material spillage, loss, escape or release of gasoline, gasohol or other motor fuel or any hazardous or controlled substance or pollutant has occurred on the Real Property which has not been fully remediated or corrected, except as otherwise disclosed herein.

(iv)	the Real Property and the groundwater therein are not contaminated with any hazardous or controlled substance, material or pollutant, including gasoline and its byproducts, to the extent that cleanup, monitoring or other corrective or investigative action or assessment is required under applicable Federal, state or local environmental laws or regulations.

(v)	the Real Property presently participates in and is eligible for, or is presently insured pursuant to state authorized and operated programs or policies providing coverage against losses, liability or the expenses of remediation, investigation, assessment or monitoring and claims of third parties (hereinafter collectively the “State Insurance”) (except as set forth in Schedule 6.01(e)) due to the presence of contamination of the soil or groundwater by petroleum, gasoline, its byproducts, or hazardous or controlled substances or pollutants; that all premiums for such coverage through the Transfer Date have been paid; and that Seller’s State Insurance policies will be in full force and effect as of the Transfer Date hereunder. If permitted, the Seller will assign and transfer to Purchaser, as of the Transfer Date, the Seller’s rights, entitlements, benefits and interest in, to and under such State Insurance policy or policies; provided, however, that any such assignment or transfer does not work a termination of Seller’s rights to coverage for, or benefits payable with regard to, losses occurring or claims arising prior to the effective date of the assignment. Purchaser agrees, at Purchaser’s expense, to maintain State Insurance for environmental claims or self-insurance for two years following the Closing Date and Purchaser shall be liable for all environmental claims arising out of actions occurring prior to the Transfer Date to the extent of such insurance assigned to Purchaser by Seller as contemplated by this Agreement, but only to the extent covered by such State Insurance. Additionally, following the Transfer Date Purchaser shall participate in and remain qualified to participate in the State Insurance. In the event of a claim relating to a violation of an Environmental Requirement, Seller shall pay the appropriate state deductible if such claim is based on an event arising prior to the Transfer Date and Seller shall also pay any amounts in excess of the amount provided by the State Insurance in order to properly remediate the violation of such Environmental Requirement if such claim is based on an event arising prior to the Transfer Date. In the event of a claim relating to a violation of an Environmental Requirement that arises after the Transfer Date, Purchaser shall pay all amounts relating to such claim.

(d)

Any and all underground fuel storage tanks located on the Real Property have been duly registered with the Kansas Department of Health and Environment (KDHE), the Nebraska State Fire Marshall, or the Oklahoma Corporation Commission (“OCC”), as appropriate, and that all taxes, fees, penalties, and other charges by reason thereof have been paid in full. If not, then the Seller will take all steps necessary to assure that all such tanks are duly registered and that all taxes, fees, penalties and other charges payable in order to bring the Real Property into compliance with all such registration laws and/or regulations have been paid in full, as of the Transfer Date.

(e)	As of the Transfer Date, the Real Property and all fuel storage tanks, lines, dispensers and related systems and facilities included therein will be in material compliance with all applicable rules and regulations of the KDHE, Nebraska State Fire Marshall, the OCC, any other state agency(ies) having jurisdiction of the same, and the U.S. Environmental Protection Agency (EPA), and that all leak detection devices, overfill and spill protection systems, monitoring wells and other equipment or facilities then required to be in place and operative under such rules, regulations and all applicable laws will be installed and operating properly as of the Transfer Date.

(f)	The disclosures made by Seller in Schedule 6.01(f) are a complete and accurate statement of the material environmental histories of the Real Property comprising each Location, and the only known contamination or pollution on any of the Real Property in addition to that reflected in the reports of Purchaser’s environmental consultant(s) is as set forth in said Schedule 6.01(j). Seller has provided (or will provide within five (5) Business Days of this Agreement) to Purchaser any and all reports, data and correspondence regarding the environmental conditions of the Real Property and/or, to Seller’s Knowledge, the names of any and all parties/entities who may have such information, including the names of all consultants, engineers, or employees (past or present) who may have such information.

(g)

Prior to the Closing Date, Purchaser shall have the right and option to cause tests of the soil and groundwater on the Real Property to be conducted by a qualified testing agency and/or laboratory to determine whether contamination from gasoline or any hazardous or controlled substance(s) or pollutant may be present. The cost of such tests will be borne by Purchaser. The dates as of which such sampling are completed at each Location is referred to herein as the “Environmental Test Date” as to such Location. Any clean-up or other investigative, corrective or remedial procedures which may be indicated as necessary pursuant to Environmental Requirements as a result of such tests will be the responsibility of the Seller, subject to approval of the Purchaser and the other provisions of this Agreement. Seller hereby authorizes access to the Real Property by Purchaser and/or its agents and consultants for the purposes of conducting such tests and shall provide information as necessary to assist Purchaser in causing such tests to be performed. Notwithstanding the foregoing, the Seller and the Purchaser shall each have the right to rescind this Agreement as to any Location in the event tests of such Location reveal the presence of contamination at such Location or to the property of another person that arose from the Location requiring clean-up or other corrective or remedial procedures, including monitoring, under applicable laws or regulations and the costs of such clean-up, remediation and/or monitoring is reasonably expected to be in excess of the funds available from the applicable State Insurance or from insurance proceeds available to pay the cost of such cleanup or other corrective or remedial procedures and to pay damages to any person whose property was affected by contamination that arose from a Location. The Seller, however, shall not be entitled to so rescind if, within ten (10) Business Days following receipt of Seller’s notice of rescission, Purchaser elects to acquire the subject Location notwithstanding a finding of contamination, pursuant to Section 6.01(i), or to waive in writing its right of rescission hereunder and agrees to accept the said Location in its current environmental condition. Notwithstanding anything to the contrary contained in this Agreement, the Purchaser hereby agrees that it shall not rescind this Agreement as to any Location that is otherwise eligible under the applicable State Insurance and requires only the future monitoring of soil or groundwater contamination.

(h)	Purchaser shall have the further right to rescind this Agreement and terminate its obligations hereunder as to any Location, at any time prior to the Closing Date, in the event that any test, inspection or investigation reveals that the tanks, fuel lines, dispensers, and other fuel-handling facilities are not in fact as represented in Section 6.01(c) (and are not satisfactorily repaired or corrected by the Seller prior to the Closing Date), or that any other matter the Seller in this Section 6.01 has represented as true, with respect to third-party claims, spills, losses or releases of motor fuel or any hazardous or controlled substance or pollutant on the Location, or contamination of the Location and/or the groundwater therein is in fact untrue in any material respect.

(i)

If Purchaser elects to close this transaction as to a particular Location notwithstanding a finding that some or all of the Real Property comprising said Location is or may be contaminated or the property of another person is contaminated as a result of contamination that arose from the Location and damages and costs that arose because of such contamination are not fully covered by the applicable State Insurance, then in that event the Seller shall not be entitled to rescind Seller’s obligations under this Agreement and Seller shall be responsible for all environmental expenses and claims not covered by insurance. In such event, Purchaser shall not be required to reimburse Seller the amount of any deductible or co-payment amount incurred to date under any State Insurance, contract, plan or policy providing insurance benefits with respect to the subject Real Property.

Seller authorizes Purchaser on its behalf to perform all required cleanup, remediation, monitoring or other work in accordance with the applicable State Insurance.

(j)	The Seller hereby authorizes Purchaser to obtain from Seller’s environmental consultants or contractors, KDHE, the Nebraska State Fire Marshall, the OCC, and any other State, Federal, or local agency(ies) having jurisdiction of matters related to contamination of the Real Property, any and all information which may be available concerning the environmental history of the Real Property, tests or investigations performed on the Real Property and the results thereof, remediation and/or monitoring performed or to be performed, and the reports, findings and/or opinions of such consultants, contractors or agencies concerning the same; and the Seller will execute appropriate forms of consent authorizing representatives of such consultants, contractors or agencies to discuss the foregoing matters with representatives of Purchaser and Purchaser’s consultant(s).

ARTICLE VII. REPRESENTATIONS AND WARRANTIES OF

SELLER

As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Purchaser as follows:

Section 7.01. Organization: Power. Each entity comprising the Seller is duly organized, validly existing and in good standing under the Laws of the State of its formation and is qualified to do business in all states where it owns or operates a Location and is not required to be qualified as a foreign corporation in any other state or jurisdiction.

Section 7.02. Authorization and Validity of Agreement. The Seller has all requisite corporate power and corporate authority to own, lease and operate the Acquired Assets, to carry on the Business as it is now being conducted, and to enter into, execute and deliver this Agreement and all agreements contemplated hereby, to consummate the transactions contemplated by this Agreement and to comply with and fulfill the terms and conditions of this Agreement. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Seller, and no other corporate or other proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against Seller in accordance with its terms and conditions.

Section 7.03. No Conflict or Violation. The execution, delivery and performance of this Agreement by Seller does not and shall not: (a) violate or conflict with any provision of the articles of incorporation, bylaws or other governing document of Seller, (b) violate any provision of Law of any Governmental Entity applicable to Seller or the Business; (c) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, indenture, license, consent order or other instrument or obligation to which Seller is a party, or by which Seller’s assets or properties may be bound; or (d) result in the imposition of any Encumbrance or restriction on the Business or any of the Acquired Assets.

Section 7.04. Consents and Approvals. To Seller’s Knowledge Schedule 7.04 sets forth a list of each consent, waiver, authorization or approval of any Governmental Entity, or of any other Person, and each declaration to or filing or registration with any Governmental Entity required in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of its obligations hereunder.

Section 7.05. Financial Information. Each income statement and profit loss statement (by Location) for the fiscal years ending 2008, 2009 and year-to-date for 2010, and any and all other financial information provided by Seller to Purchaser with respect to the Business of the Locations, including but not limited to, gross sales, gas sales (the number of gallons of gasoline ), prepared food sales, tobacco sales and other inside sales, for periods preceding the Closing Date, including, without limitation, the aforementioned fiscal years is accurate and not misleading.

Section 7.06. Absence of Certain Changes or Events. Except as set forth on Schedule 7.06, since December 31, 2009, Seller has operated the Business at the Locations in the ordinary course consistent with past practice and there has not been any:

(a)	Material Adverse Effect;

(b)	(i) except for normal periodic increases in the ordinary course of the Business consistent with past practice, increase in the compensation payable or to become payable to any Personnel at the Locations engaged in the Business, (ii) bonus, incentive compensation, service award or other like benefit granted, made, or accrued, contingently or otherwise, for or to the credit of any Personnel at the Locations engaged in the Business, (iii) employee welfare, pension, retirement, profit-sharing, or similar payment or arrangement made or agreed to by Seller for any Personnel at the Locations engaged in the Business other than in the ordinary course of the Business, or (iv) new employment agreement with any Personnel at the Locations engaged in the Business to which Seller is a party;

(c)	addition to or modification of any employee benefit plan, arrangement, or practice described in Schedule 7.10 other than (i) the extension of coverage to other employees of Seller who became eligible after December 31, 2009, or (ii) changes required by Law;

(d)	sale, assignment or transfer of any of the assets or properties of Seller used in the Business and situated at the Locations except in the ordinary course of the Business consistent with past practice;

(e)	execution and delivery, amendment, cancellation or termination of any contract, license or other instrument material to the Business involving the Locations;

(f)	with respect to the Locations, capital expenditure or the execution of any lease or any incurring of liability therefore in connection with the Business involving payments in excess of $10,000 per Location in the aggregate;

(g)	with respect to each Location, failure to repay or discharge any material obligation or liability;

(h)	with respect to the Locations, failure to operate the Business in the ordinary course or to preserve the Business intact, and to preserve for Purchaser the goodwill of Seller’s dealers, suppliers, customers and others having business relations with it;

(i)	revaluation of any of the Acquired Assets;

(j)	damage, destruction or loss (whether or not covered by insurance) affecting the Acquired Assets or the Business in excess of $10,000.00;

(k)	Intentionally Deleted;

(l)	agreement to do any of the foregoing; or

(m)	other event or condition of any character which in any one case or in the aggregate has had or may have a Material Adverse Effect on the Business as conducted at the Locations.

Section 7.07. Tax Matters. Seller has duly and timely filed all Tax Returns required to have been filed with any federal, state, local or foreign Taxing authority on or before the Closing Date or Transfer Date, as applicable, and has timely paid all Taxes due and payable by Seller on or before the Closing Date or Transfer Date, as applicable, whether or not shown on such Tax Returns. Seller has set up reserves or accruals which are adequate for the payment of all Taxes for all periods through the Closing Date or Transfer Date, as applicable. No Taxing authority has asserted any claim against Seller for the assessment of any additional Tax liability or initiated any action or proceeding which could result in such an assertion. Seller has made all withholding of Taxes required to be made under all applicable Laws and regulations, including without limitation, withholding with respect to sales and use Taxes and compensation paid to employees, and the amounts withheld have been properly paid over to the appropriate Taxing authorities. Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code. The transactions contemplated by this Agreement are not subject to the Tax withholding provisions of Section 3406 of the Code or of Sub-Chapter A or Chapter 3 of the Code, or of any other comparable provision of Law.

Section 7.08. Absence of Undisclosed Liabilities. Except as set forth in Section 2.04 and on Schedule 2.04, the Acquired Assets will be conveyed to Purchaser pursuant to this Agreement free and clear of all Encumbrances other than the Permitted Encumbrances.

Section 7.09 Intellectual Property. All Intellectual Property owned by Seller including, but not limited to Seller’s name, is excluded from the transactions covered by this Agreement.

Section 7.10. Employee Benefit Plans.

(a)	As used in this Section 7.10 and Section 14.01. the following terms have the meanings set forth below:

“Seller’s Benefit Obligations” means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary or wages, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Seller’s Plans, that are owed, adopted, or followed by the Seller. Seller’s Benefit Obligations also include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, severance payment policies and fringe benefits within the meaning of Code Section 132.

“Seller’s Plans” means each voluntary employees’ beneficiary association under Section 501(c)(9) of the Code whose members include employees of the Seller and all employee benefit plans, as defined in Section 3(3) of ERISA, to which the Seller is a plan sponsor, as defined in Section 3(16)(B) of ERISA, or to which the Seller otherwise contributes or has contributed, or in which the Seller otherwise participates or has participated.

(b)

Schedule 7.10(a) contains a true and complete list of all Seller’s Plans and Seller’s Benefit Obligations. All such Seller’s Plans and Seller’s Benefit Obligations are in full force and effect and are in compliance in all respects, both as to form and operation, with applicable provisions of ERISA, the Code, and any other applicable Laws, and with any applicable collective bargaining agreement. No event has occurred, and there exists no condition or set of circumstances which has resulted in or which could result in the imposition of any liability on Seller under ERISA, the Code or other applicable Law with respect to such Seller’s Plans or Seller’s Benefit Obligations;

(c)	It is expressly understood that Purchaser assumes no liability or obligation for any of Seller’s Plans or Seller’s Benefit Obligations, and that the ongoing operations or termination of such Seller’s Plans or Seller’s Benefit Obligations, and any expenses incidental thereto, shall be the sole responsibility of Seller;

(d)	Seller does not sponsor, maintain, contribute to, or is required to contribute to, any medical, health, life or other welfare benefits for present or future terminated or retired employees or their spouses or dependents, other than as required by Part 6 of Subtitle B of Title I of ERISA, COBRA, or any comparable state Law, and has no liability of any nature, whether known or unknown, fixed or contingent, with respect to any such post-termination welfare benefits.

Section 7.11. Personnel; Labor Relations.

(a)	Schedule 7.11(a) sets forth all collective bargaining agreements and relationships with Personnel (other than the employment contracts specified on Schedule 7.11(a)), to which Seller is a party, identifying the parties thereto, the expiration dates, and the status thereof.

(b)

Except as set forth in Schedule 7.11(b), (i) there is no labor strike, lockout, dispute, slowdown or stoppage pending or, to the Knowledge of Seller, threatened against or involving Seller, nor has any such event or labor difficulty occurred within the past five (5) years; (ii) no union claims to represent Seller’s Personnel, except as those identified in Schedule 7.11(a); (iii) except as set forth in Schedule 7.11(a), Seller is not a party to nor bound by any collective bargaining or similar agreement with any labor organization, written work rules or practices or unwritten work rules or practices material to Seller agreed to with any labor organization or employee or Personnel association; (iv) except as set forth in Schedule 7.11(a), none of Seller’s Personnel are represented by any labor organization and there has been no attempt to organize any group or all of Seller’s Personnel within the past five (5) years, and Seller has not received notice of any current union organizing petition to the National Labor Relations Board or any other Governmental Entity (collectively referred to as “NLRB”), nor has Seller received notice of any NLRB procedure concerning representation of any of its Personnel; (v) Seller is in compliance in all respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, and occupational safety and health; (vi) there is no unfair labor practice charge or complaint against Seller pending or, to the Knowledge of Seller, threatened before the NLRB (and Seller does not believe that there exists any reasonable basis therefore); (vii) there is no grievance arising out of any collective bargaining agreement or other grievance procedure (and Seller does not believe that there exists any reasonable basis therefore); (viii) there is no charge with respect to or relating to Seller pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful and/or discriminatory employment practices (and Seller does not believe that there exists any reasonable basis therefore); (ix) Seller has not received any written notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation or other inquiry relating to Seller, and no such investigation or other inquiry is in progress; (x) there is no claim, action, suit, proceeding, investigation or inquiry pending or, to the Knowledge of Seller, threatened, in any forum by or on behalf of any present or former Personnel of Seller, any applicant for employment, or classes of the foregoing alleging breach of any express or implied contract of employment, any Law governing employment or the termination thereof or other discriminatory, wrongful, or tortious conduct in connection with the employment relationship; (xi) there is no private agreement which restricts Seller from relocating, closing, or terminating any of its operations or facilities; (xii) Seller is not aware that any of its Personnel have any current or immediate plans to terminate employment with Seller; (xiii) Seller has no present intention to terminate the employment of any Personnel due to misconduct or unsatisfactory performance; and (xiv) Seller has not received notice of any assertion or allegation of any wrongful employment action or practice, including, without limitation, discrimination and harassment, by any present or former Personnel of Seller, any applicant for employment, or classes of the foregoing.

(c)	Seller shall pay its Personnel as required under its policies and/or by applicable Law for accrued but unused and unpaid vacation, sick leave, other accrued benefits, and commissions as of the Transfer Date.

(d)

Seller has not, in the past five (5) years, with respect to the Business, effectuated: (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (“WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Business; nor has the Business been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. None of Seller’s Personnel has suffered an “employment loss” (as defined in the WARN Act) during the previous six months.

(e)	Nothing contained in this Agreement shall confer upon any Personnel of Seller any right with regard to continued employment by Purchaser nor any third party beneficiary rights, nor shall anything herein interfere with the right of Purchaser after the Transfer Date to: (i) terminate the employment of any of its Personnel at any time, with or without cause or notice; (ii) restrict Purchaser in the exercise of its independent business judgment in establishing or modifying any of the terms or conditions of the employment of its Personnel. Purchaser will not incur any liability on account of Seller’s Personnel in connection with the transactions contemplated by this Agreement, including without limitation, any liability on account of unemployment insurance contributions, termination payments, retirement, pension, profit-sharing, bonus, severance pay, disability, health, accrued vacation, accrued sick leave or other employee benefit plans, practices, agreements or understandings.

(f)	Except as set forth in Schedule 7.11(f), Seller has not entered into any severance or similar arrangement in respect of any present or former Personnel that shall result in any obligation (absolute or contingent) of Purchaser to make any payment to any present or former Personnel following termination of employment, including the termination of employment effected, directly or indirectly, by the transactions contemplated by this Agreement. The consummation of the transaction contemplated by this Agreement will not trigger, directly or indirectly, any severance or similar arrangement of Seller payable by Purchaser after the Closing.

(g)	Seller has no obligation to provide any medical or health benefits to any former employees or retired employees, except to the extent required by COBRA. Seller is and has been in full compliance with the requirements of COBRA and Seller is not subject to any excise tax under Code Section 4980B for the current or any prior taxable year. Seller shall be solely responsible and liable for providing any and all benefits to employees or others (or their covered dependents) of Seller required under COBRA arising from any qualifying event as defined under Code Section 4980(B)(f)(3) and ERISA Section 603 occurring on or before the Transfer Date.

Section 7.12. Licenses and Permits. Seller has obtained all material Licenses and Permits necessary for the conduct of the Business and all material Licenses and Permits are in full force and effect. The Licenses and Permits are described in Schedule 7.12.

Seller has provided true and complete copies of all Licenses and Permits to Purchaser. Except as set forth in Schedule 7.12, the consummation of the transactions contemplated hereby shall not interrupt or give any Governmental Entity the right to terminate or interrupt the continuation of any of the Licenses and Permits or the conduct of the Business. Seller is in compliance with all terms, conditions and requirements of all Licenses and Permits and no proceeding is pending or, to the Knowledge of Seller, threatened relating to the revocation or limitation of any of the Licenses or Permits.

Section 7.13. Insurance; Bonds With Respect to the Acquired Assets. With respect to the Acquired Assets:

(a)	Schedule 7.13 lists all policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance (collectively, “Policies” and individually, a “Policy”) insuring the properties, assets or operations of Seller. Seller has made true and complete copies of all such policies available to Purchaser.

(b)	There are no outstanding bonds or other surety arrangements issued or entered into in connection with the assets and properties of Seller or the Business. No bond is required to satisfy any contractual, statutory, or regulatory requirement applicable to Seller.

Section 7.14. Contracts and Commitments. With respect to the Acquired Assets and the Business and/or Personnel, Schedule 7.14 lists all of the following (collectively, the “Contracts”).

(a)	employment, consulting, bonus, profit-sharing, percentage compensation, deferred compensation, pension, welfare, retirement, stock purchase or stock option plans and agreements and commitments with the directors, Personnel, or Affiliates;

(b)	contracts, agreements, and commitments relating to any joint venture, partnership, strategic alliance, or sharing of profits or losses with any Person to which Seller is a party or is bound;

(c)	contracts, agreements, and commitments containing covenants purporting to limit the freedom of Seller or any Personnel to compete in any business or in any geographic area;

(d)	contracts, agreements, and commitments requiring payments or distributions to any shareholder, director, or Personnel of Seller, or any relative or Affiliate of any such Person; and

(e)	contracts not made in the ordinary course of the Business; and identifies whether those plans, notes, mortgages, contracts, agreements, and commitments are Assigned Contracts. Seller has made true and complete copies of all the foregoing plans, notes, mortgages, contracts, agreements, and commitments available to Purchaser.

All of the Contracts are in full force and effect. Except as set forth in Schedule 7.14, neither the Seller, nor, to the Knowledge of Seller, any other party thereto, has breached any provision of, or is in default under, the terms of, nor does any condition exist which, with notice or lapse of time, or both, would cause Seller or, to the Knowledge of Seller, any other party to be in default under, any Contract, insofar as such breach, default or condition would affect the Business, the Acquired Assets or Personnel.

Section 7.15. Suppliers. Schedule 7.15 sets forth a list of the Seller’s ten (10) largest suppliers (other than beer, pop or gasoline) by dollar volume (with specification of the dollar volume) in the calendar years ended 2008 and 2009. No material supplier has terminated or changed in any material respect, or to the Knowledge of Seller intends to terminate or change in any material respect, its relationship with the Seller.

Section 7.16. Compliance With Law. to Seller’s Knowledge, and except as set forth on Schedule 7.16, Seller and the Business as conducted at the Locations are in compliance with all applicable Laws, including without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building, sanitation, employment, retirement, labor relations, and product advertising. Seller is not in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator applicable to Seller, its Personnel, the business conducted at the Locations or any of the Acquired Assets, or is aware that any factual circumstances are likely to result in such default.

Section 7.17. Litigation. To Seller’s Knowledge, and except as set forth on Schedule 7.17, (a) there are no claims, actions, suits, proceedings, arbitral actions or investigations pending or, to the Knowledge of Seller, threatened against the Seller, its officials, employees, Business or the assets thereof which would have any effect whatsoever on the Acquired Assets, the business conducted at the Locations or the Personnel before or by any Governmental Entity; and (b) there are no unsatisfied judgments of any kind against the Seller or the Acquired Assets with respect thereto.

Section 7.18. Title to the Acquired Assets and Related Matters. Seller has good, marketable and insurable title to all of the Acquired Assets, free and clear of all Encumbrances, except for the Permitted Encumbrances. Seller has complete and unrestricted power and the unqualified right to sell, convey, assign, transfer and deliver the Acquired Assets, and the deeds and other instruments of assignment and transfer to be executed and delivered by Seller to Purchaser at the Transfer Date will be valid and binding obligations of Seller, enforceable in accordance with their respective terms, and will effectively vest in Purchaser good, marketable and insurable title to the Acquired Assets. To Seller’s Knowledge consents necessary to consummate the transactions contemplated by this Agreement have been obtained, or will be obtained on or prior to and be in effect as of the Transfer Date, and are or will be when obtained valid and binding upon the persons giving the same. Except as set forth in Schedule 7.18, the Acquired Assets are in good operating condition and repair, subject to normal wear and tear, and are suitable for the purposes used. With the exception of the Excluded Assets and leases and contracts listed on Schedule 2.04 that are not being assumed by Purchaser, the Acquired Assets include all properties and assets (tangible and intangible, and all leases, licenses and other agreements, but excluding the Excluded Assets) necessary or desirable to permit Purchaser to carry on the Business subsequent to the Closing Date or Transfer Date, as applicable, as presently conducted by Seller.

Section 7.19. Absence of Certain Business Practices. Except as set forth on Schedule 7.19, within the five (5) years immediately preceding the date of this Agreement, neither Seller nor any official or employee, nor any other Person acting on behalf of Seller has given or agreed to give, directly or indirectly, any gift or similar benefit to any dealer, supplier, customer, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist Seller in connection with any actual or proposed transaction relating to the Business or the Acquired Assets), which might subject Seller to any damage or penalty in any civil, criminal, or governmental litigation or proceeding.

Section 7.20. No Other Agreements to Sell Assets. Seller has no obligation, absolute or contingent, to any other Person to sell any of the Acquired Assets, or to effect any merger, consolidation, or other reorganization of Seller, or to enter into any agreement with respect thereto.

Section 7.21. All Material Information. Seller has not withheld from Purchaser any material facts relating to the Acquired Assets, the Business or its prospects, the operations of Seller, or the financial or other condition of Seller. To Seller’s Knowledge, no representation or warranty made herein by Seller and no statement contained in any certificate or other instrument furnished or to be furnished to Purchaser by Seller in connection with the transactions contemplated by this Agreement contains or will contain an untrue statement of a material fact or omits to state any material fact necessary in order to make any representation, warranty, or other statement of Seller not misleading.

Section 7.22. Survival. All representations and warranties contained in this Agreement shall survive the execution, delivery and performance hereof until the applicable Survival Date.

ARTICLE VIII. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 8.01. Corporate Organization. Purchaser is a corporation duly organized and validly existing under the Laws of the State of Iowa and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted.

Section 8.02. Authorization and Validity of Agreement. Purchaser has all requisite corporate power and corporate authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of the obligations of Purchaser hereunder have been duly authorized by all necessary corporate action by the board of directors of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery, or performance. This Agreement has been duly executed by Purchaser and constitutes Purchaser’s valid and binding obligation, enforceable against Purchaser in accordance with its terms.

Section 8.03. No Conflict or Violation. The execution, delivery and performance of this Agreement by Purchaser do not and shall not: (a) violate or conflict with any provision of its articles of incorporation, bylaws, or other governing document of Purchaser, (b) violate any provision of Law of any Governmental Entity, or (b) violate or result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Purchaser is a party or by which it is bound or to which any of its properties or assets is subject.

Section 8.04. Approvals and Consents. The execution, delivery and performance of this Agreement by Purchaser do not require Purchaser to obtain the consent or approval of, or to make any filing with, any Governmental Entity or other Person except as may be required to obtain the transfer of any Licenses or Permits.

Section 8.05. Broker’s and Finder’s Fees. No broker, finder or other Person is entitled to any commission or finder’s fee in connection with this Agreement or the transactions contemplated by this Agreement as a result of any actions or commitments of Purchaser (or its Affiliates).

Section 8.06 Due Diligence Report. Purchaser shall give to the Seller written notice of the existence or occurrence of any condition of which Purchaser has actual knowledge based upon the due diligence conducted by Purchaser which would make any representation or warranty of Seller herein contained untrue or which might reasonably be expected to prevent the timely consummation of the transactions contemplated hereby

ARTICLE IX. PRE-CLOSING COVENANTS OF SELLER

Seller covenants and agrees to comply with the following provisions:

Section 9.01. Maintenance of Entity Status. Seller will be maintained at all times as a duly organized corporation or other appropriate entity validly existing under the Laws of the state in which it is presently incorporated or established.

Section 9.02. Operation of Business. Seller shall operate the Business in the usual, regular and ordinary manner only (other than as contemplated or permitted by the provisions of this Agreement) and Seller shall use its best efforts to (a) preserve its present business organization intact, (b) preserve its relationships with employees, dealers, suppliers, customers, lenders and others having business dealings with it, (c) timely file all Tax Returns and timely withhold and pay all Taxes, and (d) maintain in full force and effect all licenses and permits reasonably required for the operation of the Business as presently conducted. Except as contemplated or permitted by the provisions of this Agreement, Seller shall not incur any material liabilities with respect to the Acquired Assets after the date hereof other than in the ordinary course of the Business.

Section 9.03. Actions Before the Closing Date or Transfer Date. Seller shall not take any action which shall cause it to be in breach of any representation, warranty, covenant or agreement contained in this Agreement or cause it to be unable to perform in any material respect its obligations hereunder, and Seller shall use commercially reasonable best efforts (subject to any conditions set forth in this Agreement) to perform and satisfy all conditions to Closing to be performed or satisfied by Seller under this Agreement, including action necessary to obtain all consents and approvals of third parties required to be obtained by Seller to effect the transactions contemplated by this Agreement.

Section 9.04. Maintenance of Acquired Assets. Seller shall maintain all of the Acquired Assets in their present order and condition (including routine or necessary maintenance), subject to normal wear and tear and normal obsolescence and the requirements of the Business, and will maintain insurance upon all of its assets and operations of the kind and in the amounts existing as of the date of this Agreement, to the extent available on a reasonably comparable basis.

Section 9.05. Maintenance of Records and Compliance with Laws. Seller shall maintain its books, accounts and records in the usual, regular and ordinary manner in accordance with past practices and will comply in all respects with all Laws, permits and licenses applicable to it and to the conduct of the Business.

Section 9.06. Access; Cooperation. Seller shall provide (and has heretofore provided) Purchaser and its accountants, attorneys and other authorized representatives, subject to the agreements and provisions regarding confidentiality and use of information contained in that certain Confidentiality Agreement dated March 5, 2010, by and between Seller and Purchaser (the “Confidentiality Agreement”), the right, upon reasonable notice and during normal business hours, to enter upon its offices and facilities in order to inspect its records and business operations and to consult with its officers and key employees regarding any of the Acquired Assets or the Business. Seller shall generally cooperate with Purchaser and its employees, attorneys, accountants and other agents and, generally, do such other acts and things in good faith as may be reasonable to timely effectuate the purposes of this Agreement and the consummation of the transactions contemplated herein in accordance with the provisions of this Agreement.

Section 9.07. Governmental Approvals. Promptly after the execution of this Agreement, Seller shall file all applications and reports which are required to be filed by it with any Governmental Entity in connection with the transactions contemplated by this Agreement. Seller shall also promptly provide all information that any Governmental Entity may require in connection with any such application or report.

Section 9.08. Notification of Certain Matters. Seller shall give prompt notice to Purchaser of:

(a)	the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Transfer Date; and

(b)	any failure of Seller to comply with or satisfy in any respect any material covenant, condition or agreement to be complied with or satisfied by Seller hereunder. Seller shall use its commercially reasonable efforts to remedy promptly any such failure.

Section 9.09. Notification of Employees. Seller shall within forty-eight (48) hours of the signing of the Agreement, notify its employees of this transaction and allow Purchaser’s representatives to begin the due diligence process related to contacting the employees regarding Purchaser’s employment policies and procedures.

ARTICLE X. PRE-CLOSING COVENANTS OF PURCHASER

Purchaser covenants and agrees to comply with the following provisions:

Section 10.01. Actions Before the Closing Date. Purchaser shall not take any action which shall cause it to be in breach of any representation, warranty, covenant or agreement contained in this Agreement or cause it to be unable to perform in any material respect its obligations hereunder, and Purchaser shall use commercially reasonable best efforts (subject to any conditions set forth in this Agreement) to perform and satisfy all conditions to Closing to be performed or satisfied by Purchaser under this Agreement, including action necessary to obtain all consents and approvals of third parties required to be obtained by Purchaser to effect the transactions contemplated by this Agreement.

Section 10.02. Cooperation. Purchaser shall generally cooperate with Seller and its employees, attorneys, accountants and other agents and, generally, do such other acts and things in good faith as may be reasonable to timely effectuate the purposes of this Agreement and the consummation of the transactions contemplated herein in accordance with the provisions of this Agreement.

Section 10.03. Governmental Approvals. Promptly after the execution of this Agreement, Purchaser shall file all applications and reports which are required to be filed by Purchaser with any Governmental Entity in connection with the transactions contemplated by this Agreement. Purchaser shall also promptly provide all information that any Governmental Entity may require in connection with any such application or report.

Section 10.04. Notification of Certain Matters. Purchaser shall give prompt notice to Seller of:

(a)	the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Purchaser contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Transfer Date; and

(b)	any failure of Purchaser to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by Purchaser hereunder. Purchaser shall use commercially reasonable efforts to remedy promptly any such failure.

ARTICLE XI.

CONDITIONS PRECEDENT TO OBLIGATIONS OF

SELLER

The obligation of Seller to consummate the transactions provided for in this Agreement are subject to the fulfillment, at or before the Closing Date or Transfer Date, as applicable, of the following conditions, any one or more of which may be waived in writing by Seller in its sole discretion:

Section 11.01. Deliveries by Purchaser. Purchaser shall have made delivery to Seller of the documents and items specified in Section 4.03 herein.

Section 11.02. Representations and Warranties of Purchaser. All representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made by Purchaser on and as of that date, and Seller shall have received a certificate to that effect from Purchaser dated the Closing Date.

Section 11.03. Performance of the Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required under this Agreement to be performed by Purchaser on or before the Closing Date, and Seller shall have received a certificate to that effect from Purchaser dated the Closing Date.

Section 11.04. No Violation of Orders. No preliminary or permanent injunction or other order issued by any Governmental Entity that declares this Agreement invalid or unenforceable in any material respect or prevents or attempts to prevent the consummation of the transactions contemplated hereby or thereby shall be in effect.

Section 11.05. Required Approvals. All consents and approvals of any Governmental Entity or any Person necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

ARTICLE XII. CONDITIONS PRECEDENT TO OBLIGATIONS

OF PURCHASER

The obligation of Purchaser to consummate the transactions provided for in this Agreement is subject to the fulfillment, at or before the Closing Date or Transfer Date, as appropriate, of the following conditions, any one or more of which may be waived in writing by Purchaser in its sole discretion:

Section 12.01. Deliveries by Seller. Seller shall have made delivery to Purchaser of the documents and items specified in Section 4.02 herein.

Section 12.02. Representations and Warranties of Seller. All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made by Seller on and as of such date, and Purchaser shall have received a certificate to that effect from Seller dated the Closing Date.

Section 12.03. Performance of the Obligations of Seller. Unless performance is contemplated to be completed after the execution of this Agreement or Purchaser has otherwise waived in writing performance for a stated period of time, Seller shall have performed in all material respects all obligations required under this Agreement to be performed by Seller on or before the Closing Date or Transfer Date, as appropriate, and Purchaser shall have received a certificate to that effect from Seller; including without limitation, all obligations under Section 5.08 (and all Unsatisfactory Exceptions shall have been released, all Unsatisfactory States of Facts shall have been corrected and all of the requirements of Purchaser shall have been satisfied), and Purchaser shall have received an updated title insurance commitment from the title insurance company dated on the Closing Date or Transfer Date, as appropriate.

Section 12.04. No Violation of Orders. No preliminary or permanent injunction or other order issued by any Governmental Entity which declares this Agreement invalid or unenforceable in any respect or prevents or attempts to prevent the consummation of the transactions contemplated hereby or thereby shall be in effect.

Section 12.05. Required Approvals. All consents and approvals of any Governmental Entity or any Person necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

ARTICLE XIII. OTHER AGREEMENTS

Section 13.01. Taxes. Seller shall pay all Taxes and any Tax deficiency, interest or penalty asserted with respect thereto, and all recording and filing fees, that may be imposed by reason of the sale, transfer, assignment or delivery by Seller of the Acquired Assets. Seller shall be responsible for the preparation and filing of all required Tax Returns and (except for any Taxes expressly assumed by Purchaser pursuant to Section 3.06) shall be liable for the payment of any and all Taxes relating to all periods through the Transfer Date (including all Taxes resulting from the sale and transfer by Seller of Acquired Assets hereunder).

Section 13.02. Cooperation on Tax Matters. Seller shall furnish or cause to be furnished to Purchaser, as promptly as practicable, whether before or after the Closing Date, such information and assistance relating to the Business as is reasonably necessary for the preparation and filing by Purchaser of any Tax Return, claim for refund, or other required or optional filings relating to Tax matters, for the preparation by Purchaser for, and proof of facts during, any Tax audit, for the preparation by Purchaser for any Tax protest, for the prosecution or defense by Purchaser of any suit or other proceeding relating to Tax matters, or for the answer by Purchaser to any governmental or regulatory inquiry relating to Tax matters.

Section 13.03. Files and Records. Purchaser shall retain possession of all Files and Records transferred to Purchaser hereunder and coming into existence after the Closing Date which relate to the Business before the Closing Date, for a period not to exceed five (5) years from the Closing Date. In addition, from and after the Closing Date, upon reasonable notice and during normal business hours, Purchaser shall provide access to Seller and its attorneys, accountants and other representatives, at Seller’s expense, to such Files and Records as Seller may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute, and/or defend any such return, filing, audit, protest, claim, suit, inquiry or other proceeding.

Section 13.04. License to Use Name and Logo. The Seller shall License and otherwise authorize the Purchaser to use the “Kabredlo’s” name and mark for three (3) months after the Closing Date at a cost of One Dollar ($1.00). The License shall be limited to the Stores acquired by Purchaser where the “Kabredlo’s” name is being used as of the date of this Agreement.

Section 13.05. Restrictive Covenant. In further consideration of the payments to be made by the Purchaser hereunder, except for the Retained Locations, the Seller, Michael Olderbak, Mark Olderbak and their spouses, covenant and agree that for a period of fifteen (15) years from and after the Closing Date they will not engage in a business the same as or similar to the business conducted by Purchaser at its Casey’s General Stores or participate therein in any capacity, as an owner, investor, director, officer, consultant, employee or financier, within an area encompassing any state in which Purchaser or its Affiliates own, operate or franchise a convenience store as of the date of execution of this Agreement, except as expressly provided in the Non-Competition Agreement which is Exhibit “B”.

Section 13.06. Licenses and Permits. The Purchaser shall obtain new operating licenses, product licenses and permits, and tax permits, as necessary, for each Location and shall promptly notify all concerned state, federal, and local governmental agencies of the change in ownership. To the extent permitted by law, Purchaser shall be permitted to use any permits or licenses of the Seller held in connection with the Business and any Location, until new permits and/or licenses have been obtained; and Seller, upon request, agrees to grant any consents or approvals necessary to implementation of such use by the Purchaser, subject to Purchaser’s obligation to hold Seller harmless from all expenses, liability or other consequences of such use. Purchaser agrees to reimburse Seller for the unused portion of any pre-paid fees for licenses or permits assigned to the Purchaser. Upon receipt of all necessary permits and licenses by the Purchaser, Seller shall cancel its existing licenses and permits (except those assigned to the Purchaser) and shall file final reports and/or tax returns with each concerned agency or official and shall pay any taxes, penalties or other charges due thereunder not attributable to Purchaser’s use thereof.

ARTICLE XIV. INDEMNIFICATION

Section 14.01. Indemnification by Seller and Shareholders. To the extent that such Claim, as defined below, is not covered by an Owner’s Title Insurance Policy issued to Purchaser in connection with this transaction, State Insurance, or a Third Party Insurance Policy that Seller has maintained pursuant to this Agreement (collectively the “Insured Claims”), Seller and Shareholders shall jointly and severally indemnify and hold harmless Purchaser and its successors and their respective shareholders, employees, officers, directors, representatives and agents from and against any and all damages, losses, obligations, liabilities, claims, encumbrances, penalties, costs and expenses, including without limitation, reasonable attorneys’ fees (and costs and reasonable attorneys’ fees as is provided by Law in respect of any suit to enforce this provision) (each a “Claim”) arising from or relating to (a) any misrepresentation, breach of warranty or nonfulfillment of any of the covenants or agreements of Seller in this Agreement; (b) any liability, obligation or commitment of any nature (absolute, accrued, contingent or other) of Seller or relating to the Acquired Assets or the operation of the Business arising out of transactions entered into or events occurring prior to the Transfer Date, including without limitation, any successor liability or responsible officer liability asserted against Purchaser for Taxes or otherwise relating to events occurring prior to the Transfer Date; (c) any investigation, civil, criminal or administrative action, notice or demand letter, notice of violation, or other proceeding by any Governmental Entity with respect to ground or surface water, soil or air contamination, the storage, treatment, release, transportation or disposal of Hazardous Materials, or the use of underground storage tanks by Seller to the extent such contamination, storage, treatment, release, transportation, disposal or use occurred relating to any time on or before the Transfer Date; (d) any investigation, civil, criminal or administrative action with respect to the Seller’s Benefit Obligations or Seller’s Plans; (e) any COBRA obligation of Seller arising from any qualifying event as defined under Code Section 4980B(f)(3) and ERISA Section 603 occurring on or before the Transfer Date; and (f) any and all actions, suits, investigations, proceedings, demands, assessments, audits and judgments arising out of any of the foregoing.

In addition, Seller shall indemnify and hold Purchaser harmless from and against any loss, claim, expense, damage or liability (including reasonable attorneys’ fees and expenses as is provided by law) to which Purchaser and/or the Acquired Assets may become subject insofar as such loss, claim, damage or liability (or actions in respect thereof) arises out of or is based upon a breach or alleged breach of, or failure to comply with any provision of, or to give any notice or make any filing pursuant to, any bulk sales Law or any similar Law of any state or other jurisdiction. Nothing in this Section 14.01 shall estop or prevent either Seller or Purchaser from asserting as a bar or defense to any action or proceeding brought under any state bulk sales Law that such Law is not applicable to the transactions contemplated by this Agreement.

Section 14.02. Indemnification by Purchaser. Purchaser shall indemnify and hold harmless Seller and their respective successors, shareholders, officers, directors, representatives and agents from and against any and all Claims resulting from or relating to (a) any misrepresentation, breach of warranty or nonfulfillment of any of the covenants or agreements of Purchaser in this Agreement; (b) any and all suits, actions, investigations, proceedings, demands, assessments, audits and judgments arising out of any of the foregoing; and (c) any liability, obligation or commitment of any nature (absolute, accrued, contingent or other) of Purchaser or relating to the Acquired Assets or the operation of the Business arising out of transactions entered into or events occurring after the Transfer Date and any liability or obligation under the Assumed Leases after the Transfer Date.

Section 14.03. Procedure.

(a)

After acquiring actual knowledge of any Claim for which one of the parties hereto (the “Indemnified Party”) may seek indemnification against another party (the “Indemnifying Party”) pursuant to this Article XIV, the Indemnified Party shall give written notice thereof to the Indemnifying Party. Failure to provide written notice shall not relieve the Indemnifying Party of its obligations under this Article XIV except to the extent that the Indemnifying Party demonstrates actual damage caused by that failure. The Indemnifying Party shall have the right to assume the defense of any Claim with counsel reasonably acceptable to the Indemnified Party upon delivery of written notice to that effect to the Indemnified Party. If the Indemnifying Party, after written notice from the Indemnified Party, fails to take timely action to defend the action resulting from the Claim, the Indemnified Party shall have the right to defend the action resulting from the Claim by counsel of its own choosing, but at the cost and expense of the Indemnifying Party. The Indemnified Party shall have the right to settle or compromise any Claim against it, and, as the case may be, recover from the Indemnifying Party any amount paid in settlement or compromise thereof, if it has given written notice thereof to the Indemnifying Party and the Indemnifying Party has failed to take timely action to defend the same. The Indemnifying Party shall not settle or compromise any claim against the Indemnified Party without the prior written consent of the Indemnified Party.

(b)	Upon its receipt of any amount paid by the Indemnifying Party pursuant to this Article XIV, the Indemnified Party shall deliver to the Indemnifying Party such documents as it may reasonably request assigning to the Indemnifying Party any and all rights, to the extent indemnified, that the Indemnified Party may have against third parties with respect to the Claim for which indemnification is being received.

Section 14.04. Limitation on Indemnification by Seller. The obligations of Seller pursuant to the provisions of Section 14.01 are subject to the following limitations:

The Purchaser shall not be entitled to indemnification under Section 14.01 until the total amount which the Purchaser would recover under Section 14.01, but for this Section 14.04, exceeds the Basket, in which event the Purchaser shall be entitled to recover for all Claims recoverable under Section 14.01, including the amount in the Basket; provided, however, that the Purchaser shall not be entitled to indemnification for any such Claims following the applicable Survival Date.

ARTICLE XV. TERMINATION

Section 15.01. Events of Termination. This Agreement may, by notice given in the manner hereinafter provided, be terminated and abandoned at any time prior to completion of the Closing:

(a)	by Seller if there has been a material misrepresentation or a material default or material breach by Purchaser with respect to Purchaser’s representations and warranties in Article VIII of this Agreement or the due and timely performance of any of the covenants or agreements of Purchaser contained in this Agreement, and in the case of a covenant or agreement default or breach, such default or breach shall not have been cured within thirty (30) days after receipt by Purchaser of notice specifying particularly such default or breach or if the breach could not be cured within thirty (30) days, only if the Purchaser fails to begin to take remedial action within the thirty (30) day period or if such remedial action is commenced within thirty (30) days but does not continue in a businesslike manner until such default or breach is materially cured;

(b)	by Purchaser, if there has been a material misrepresentation or a material default or material breach by Seller with respect to the representations and warranties in Articles V, VI and VII of this Agreement or the due and timely performance of any of the covenants and agreements of Seller contained in this Agreement, and in the case of a covenant or agreement default or breach, such default or breach shall not have been cured within thirty (30) days after receipt by Seller of notice specifying particularly such default or breach only if the default or breach could be cured within thirty (30) days, otherwise, only if the Seller fails to begin to take remedial action within the thirty (30) day period and such remedial action continues in a businesslike manner until such default or breach is materially cured;

(c)	by Purchaser if the results of the due diligence review contemplated by this Agreement are not satisfactory to Purchaser in its sole and absolute discretion, provided that notice of termination is provided to Seller by Purchaser no later than December 1, 2010;

(d)	by Seller or Purchaser at any time after December 31, 2010, if the Closing has not occurred and the party seeking to terminate this Agreement is not in breach or default of any provisions of this Agreement; or

(e)	by mutual agreement of Seller and Purchaser. This Agreement may not be terminated after completion of the Closing.

Section 15.02. Effect of Termination. In the event this Agreement is terminated pursuant to Section 15.01 of this Agreement, all obligations of the parties shall terminate without any liability of a party to the other parties; provided, however, that the obligations of the parties set forth in Sections 16.01, 16.02 and 16.03 of this Agreement shall indefinitely survive the termination of this Agreement.

ARTICLE XVI. MISCELLANEOUS

Section 16.01. Confidential Information. All parties agree that they will treat in confidence all documents, materials and other information regarding the other parties which they shall have obtained during the course of the negotiations leading to the consummation of the transactions contemplated by this Agreement (whether obtained before or after the date hereof) or the preparation of this Agreement and other related documents. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (a) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is known to the public and did not become so known through any violation of a legal obligation, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed under the provisions of any state or United States statute or regulation issued by a duly authorized agency, board or commission thereof, or (f) is required to be disclosed by a rule or order of any court of competent jurisdiction.

Section 16.02. Public Announcements. No party shall make any press release or public announcement concerning the transaction provided for in this Agreement except as expressly agreed upon by the other parties; provided, however, Purchaser shall be permitted to make any public announcement without the consent of Seller in order to comply with the requirements of the Securities Exchange Commission or any other body regulating publicly traded corporations.

Section 16.03. Expenses. Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation, any legal fees, accounting fees and any broker or finder fees.

Section 16.04. Utilities Proration. With respect to each Location, Purchaser shall be solely responsible for all utility charges with respect to the Business on and after the Transfer Date. Seller shall use commercially reasonable efforts to have meters for electricity, telephone, gas and water read as of the close of business on the day before the Transfer Date or the opening of business on the Transfer Date and for bills to be rendered to Seller based upon such readings. To the extent such meter readings are not used as the basis for calculating all such charges, the electricity, telephone, gas and water utility charges shall be pro-rated as of the opening of business on the Transfer Date between Seller and Purchaser (based upon the number of days in applicable pre-Transfer and post-Transfer periods.)

Section 16.05. Risk of Loss. Any loss or damage to the Acquired Assets from fire, theft or other casualty or cause, reasonable wear and tear excepted, prior to the Transfer Date, shall be the responsibility of Seller.

Section 16.06. Reasonable Efforts: Cooperation. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement. The parties each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement, and from time to time, upon the request of the other party to this Agreement and without further consideration, to execute, acknowledge and deliver in proper form any further instruments, and take such other action as the other party may reasonably require, in order to effectively carry out the intent of this Agreement.

Section 16.07. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided that telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the day after delivery to a nationally recognized overnight courier service or the Express Mail service maintained by the United States Postal Service, or (d) on the fifth (5th) day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and addressed as follows:

If to Seller, to:

Kabredlo’s, Inc.

Attn: Mike Olderbak

2601 W. L Street, Suite A

Lincoln, NE 68522-1005

Tele. #(402) 450-4410

Email: mikeo@kabredlos.com

With a copy to:

Olderbak Enterprises South, LLC

Attn: Mark Olderbak

2601 W. L Street, Suite A

Lincoln, NE 68522-1005

Tele. # (402) 218-5712

Email: marko@kabredlos.com

With a copy to:

W. Michael Morrow

Morrow, Poppe, Watermeier & Lonowski, P.C.

P.O. Box 83439

Lincoln, NE 68501-3439

Tele. # (402) 474-1731

Fax # (402) 474-5020

Email: wmm@morrowpoppelaw.com

If to Purchaser, to:

Casey’s Retail Company

Douglas M. Beech, Legal Counsel

P.O. Box 3001

One Convenience Boulevard

Ankeny, Iowa 50021-8045

Tel. No. 515-965-6284

Fax. No. 515-965-6160

Email Address: mailto:doug.beech@caseys.com

with a copy to:

John D. Hintze

Ahlers & Cooney, P.C.

100 Court Ave., Ste. 600

Des Moines, IA 50309

Tel. No. 515-246-0309

Fax. No. 515-243-2149

Email Address: JHintze@ahlerslaw.com

Notwithstanding anything herein to the contrary, notice shall be supplemented by an email with the required content. Any party may change its address for the purpose of this Section 16.07 by giving the other parties written notice of its new address in the manner set forth above.

Section 16.08. Headings. The article, section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 16.09. Construction.

(a)	The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event of an ambiguity or a question of intent or a need for interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b)	Except as otherwise specifically provided in this Agreement (such as by “sole,” “absolute discretion,” “complete discretion”, or words of similar import), if any provision of this Agreement requires or provides for the consent, waiver or approval of a party, such consent, waiver and/or approval shall not be unreasonably withheld or delayed.

(c)	(i)	Nothing in the schedules and/or exhibits to this Agreement shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the schedule or exhibit identifies the exception with particularity and describes the relevant facts in reasonable detail.

	(ii)	The parties intend that each representation, warranty, and covenant herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant, as the case may be.

(d)	(i)	Words of any gender used in this Agreement shall be held and construed to include any other gender; words in the singular shall be held to include the plural; and words in the plural shall be held to include the singular; unless and only to the extent the context indicates otherwise.

	(ii)	Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

	(iii)	The word “including” means “including, without limitation.”

Section 16.10. Severability. If any provision of this Agreement is declared by any Governmental Entity to be null, void or unenforceable, this Agreement shall be construed so that the provision at issue shall survive to the extent it is not so declared and that all of the other provisions of this Agreement shall remain in full force and effect.

Section 16.11. Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to those transactions. All exhibits and schedules hereto are expressly made a part of this Agreement as fully as though completely set forth herein.

Section 16.12. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be or construed as a further or continuing waiver of any condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

Section 16.13. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than Seller and Purchaser and their respective successors and permitted assigns.

Section 16.14. Successors and Assigns. No party hereto shall assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto, and any attempted assignment or delegation without prior written consent shall be void and of no force or effect; provided, however, Purchaser may, without consent, assign all its rights and delegate its obligations hereunder to a subsidiary of Purchaser or to a corporation under direct or indirect common control with Purchaser. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

Section 16.15. Governing Law; Jurisdiction. This Agreement shall be construed and enforced in accordance with, and governed by, the Laws of the State of Nebraska (without giving effect to the principles of conflicts of laws thereof). The parties agree to submit any disputes regarding the transaction contemplated by this Agreement exclusively to the courts located in Douglas County, Nebraska. The parties agree to waive any and all defenses to personal jurisdiction and/or venue.

Section 16.16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute the same instrument.

Section 16.17. 1031 Exchange. The Seller may structure the disposition of any of the Real Property as a like-kind exchange under Internal Revenue Code Section 1031 at the Seller’s sole cost and expense, and Purchaser shall reasonably cooperate therein, provided that any exchange shall not be a condition to Closing. The Purchase Price shall be paid to the various entities comprising the Seller as set forth in Section 3.02.

SIGNATURE PAGE ATTACHED

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed by their duly authorized representatives, this Agreement as of the date first above written.

“SELLER”		“PURCHASER”

Kabredlo’s, Inc.		Casey’s Retail Company

By	/s/ Michael Olderbak	By:	/s/ Terry W. Handley
Print Name: Michael Olderbak			Terry W. Handley, President
Its:	President

Nebraska Retail Ventures, L.L.C.		Casey’s Marketing Company

		By:	/s/ Michael R. Richardson
Michael R. Richardson, President

By:	/s/ Michael Olderbak
Print Name: Michael Olderbak
Its:	Managing Member

Olderbak Enterprises North, LLC

By:	/s/ Michael Olderbak
Print Name: Michael Olderbak
Its:	Managing Member

Olderbak Enterprises South, LLC

By:	/s/ Mark Olderbak
Print Name: Mark Olderbak
Its:	Managing Member

For purposes of indemnification required in Article XIV:

“SHAREHOLDERS”

By	/s/ Michael Olderbak
Name:	Michael Olderbak
Title:

By:	/s/ Mark Olderbak
Name:	Mark Olderbak
Title: